Calculation of Filing Fee Tables
Table 1: Transaction Valuation
		Transaction Valuation	Fee Rate	Amount of Filing Fee
Fees to be Paid	1	$ 1,231,485,669.20	0.0001381	$ 170,068.17
Fees Previously Paid
	Total Transaction Valuation:	$ 1,231,485,669.20
	Total Fees Due for Filing:			$ 170,068.17
	Total Fees Previously Paid:			$ 0.00
	Total Fee Offsets:			$ 0.00
	Net Fee Due:			$ 170,068.17
Offering Note
[1]	(1) Calculated as the aggregate maximum net asset value of 12,745,660 units of TCW Direct Lending VIII LLC that may be exchanged, based upon the net asset value per unit as of September 30, 2025 of $96.62. (2) Calculated at $138.10 per $1,000,000.00 of the Transaction Valuation in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, as modified by Fee Rate Advisory No. 1 for fiscal year 2026.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A